Exhibit 10.17

UNIVERSITY – INDUSTRY

SPONSORED RESEARCH AGREEMENT

THIS SPONSORED RESEARCH AGREEMENT (the “Agreement”), effective this 23 day of August, 2021 (“Effective Date”) is made by and between Northeastern University, a non-profit institution of higher education, being duly organized under the laws of the Commonwealth of Massachusetts, and having a principal place of business at 360 Huntington Avenue, Boston, Massachusetts 02115 (hereinafter referred to as “University”) and, Scipher Medicine Corporation, a Delaware for-profit corporation having its principal place of business at 221 Crescent Street, Suite 103A, Waltham, MA 02453 (hereinafter referred to as “Sponsor”). Each of University and Sponsor shall be referred to individually as a “Party”, and collectively as the “Parties”.

RECITALS:

1.	The Research Project (as defined below) contemplated by this Agreement is of mutual interest and benefit to the University and Sponsor, will further the multiple missions of University (Instruction, Research, and Public Service) in a manner consistent with its status as a non-profit, tax-exempt, education institution, and may benefit the Sponsor, the University, and society by the advancement of science and engineering through discovery;

University and Sponsor (formerly known as DZZOM) entered into an Exclusive Patent License Agreement, dated as of June 30, 2015 (as amended prior to the Effective Date, the “Exclusive Patent License Agreement”), covering subject matter related to the Research Project; and

2.	The University and Sponsor desire to enter into an agreement to conduct the Research Project to accomplish the above stated goals.

NOW, THEREFORE, in consideration of the foregoing premises and of mutual covenants and promises set forth below, the parties agree to the following:

1. Definitions. As used herein, the following terms shall have the following meanings:

1.1	“Affiliate” shall mean with respect to Sponsor or University, any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “Control” shall mean the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2	“Disclosing Party” is defined in Section 7.1.

1.3	“Potential Trade Secret Data” means certain codes, algorithms and methodologies developed during and pursuant to performance of this Agreement, that will only have value to Sponsor if maintained as a trade secret (if defined as a “trade secret” under the Uniform Trade Secrets Act), and is mutually agreed to be maintained by the parties as a trade secret pursuant to Section 6.2.

1.4	“Principal Investigator” means Albert-Laszlo Barabasi, Ph.D., having his address at 177 Huntington Avenue, 11th Floor, Boston, Massachusetts 02115.

1.5	“Project Intellectual Property” means inventions or discoveries first made during and as a result of the performance of the Research Project together with any resulting patents. The term “Project Intellectual Property” includes Potential Trade Secret Data.

1.6	“Project Participants” means Principal Investigator and any employee, student, post-doctoral or other faculty or research staff member, or agent of University who participates in the Research Project. It is understood University shall not include undergraduate students in the Research Project.

1.7	“Project Results” means any and all data, reports, information, processes, methods, methodologies, techniques, know-how, designs and materials developed and/or generated by Project Participants under the Research Project. The term Project Results does not include Project Intellectual Property.

1.8	“Proprietary Information” means any disclosed written information and/or data marked as proprietary, or any disclosed non-written information and/or data, which the Disclosing Party identifies at the time of disclosure as proprietary, and reduces to writing and transmits to the Receiving Party within twenty (20) days of the non-written disclosure. Proprietary Information shall not include any disclosed written information or data developed as part of this Research Project, except as provided in Section 6. Potential Trade Secret Data (as defined in Section 1.3 above) is the Proprietary Information of both Parties.

1.9	“Receiving Party” is defined in Section 7.1.

1.10	“Research Plan” shall mean the plan to conduct the research project as described in Exhibit 1 and Exhibit 2.

1.11	“Research Project” shall mean the description of the project as set forth in the Research Plan.

1.12	“Term of Research Project” is September 1, 2021 through August 31, 2024, unless this Agreement is terminated prior to August 14, 2024 pursuant to Sections 2.2, 9.1 or 9.2.

2. Research Work.

2.1	The Research Project shall be conducted under the direction of Albert-Laszlo Barabasi, Ph.D. as Principal Investigator, solely in Principal Investigator’s laboratory at University’s research facilities. Sponsor’s Technical/Scientific Representative shall be Slava Akmaev, or such other representative as Sponsor may subsequently designate in writing. During the Research Project, Principal Investigator and the Sponsor’s Technical/Scientific Representative (or their respective designees) will meet or communicate regularly to discuss the Research Project status and results and to consider modifications, if any, to the Research Project based upon that status or those results.

2.2	If the individual identified above as Principal Investigator should become unwilling or unable to complete the Research Project, or his/her employment relationship with University is terminated, University will notify Sponsor in writing, consult with Sponsor regarding the appointment of a new Principal Investigator, and use reasonable efforts to find a suitable replacement acceptable to Sponsor. If University finds a replacement acceptable to Sponsor, such new Principal Investigator must sign an acknowledgement of this Agreement in the form set forth on the signature page of this Agreement. If such a replacement is not found within thirty (30) days of Sponsor’s receipt of notice from University, Sponsor will have the right to immediately terminate this Agreement upon written notice to University, subject to Section 9.3 and 9.4.

2.3	University shall use reasonable efforts consistent with the missions of the University to perform the Research Project in accordance with the terms and conditions of this Agreement. The manner of performance of the Research Project shall be determined solely by the Principal Investigator, and the University does not guarantee specific results.

2.4	University will ensure that before commencing any work on the Research Project, all Project Participants are covered by written policies of University which include (a) obligations of confidentiality and non-use with respect to Sponsor’s Proprietary Information that are consistent with the terms of this Agreement; and (b) a requirement to assign to University any and all rights that such Project Participants might otherwise have in the results of their work without any obligation of Sponsor to pay any royalties or other consideration to such Project Participants.

2.5	Sponsor will make reasonable efforts to provide University with the materials as described in Exhibit 1 and Exhibit 2 (“Sponsor Materials”). University acknowledges that Sponsor owns, has exclusive rights to, or otherwise controls the Sponsor Materials. University agrees (a) to use the Sponsor Materials solely in the Research Project and for no other purpose; and (b) except if consistent with the Research Plan, not to analyze, manufacture, make improvements to, modify, replicate or reverse-engineer the Sponsor Materials (for the purpose of determining the structure thereof or any other purpose). University will not use the Sponsor Materials for testing in or treatment of human subjects. University acknowledges that the Sponsor Materials may be experimental, and will comply with all laws and regulations applicable to the handling and use of Sponsor Materials.

2.6	The Parties agree that all data that Sponsor provides to University under this Agreement shall be de-identified in accordance with the Health Insurance Portability and Accountability Act (HIPAA) under 45 C.F.R. 160 and 45 C.F.R. 164. In the event that Sponsor intends to provide personally identifiable information or protected health information to University, Sponsor shall notify University in writing to obtain University’s prior approval to receive such information, and the Parties agree to execute a data use agreement governing the transfer of such information. Written notification under this Section 2.6 shall be sent to University’s Research Enterprise Services with a copy to Principal Investigator.

2.7	Project Participants will keep accurate scientific records relating to the Research Project in accordance with University policies and/or academic custom, which records will be sufficient to document any Project Intellectual Property or Project Results. University will make such records available to Sponsor during normal business hours upon reasonable notice. Upon request by Sponsor and at Sponsor’s expense, University will require Principal Investigator to provide copies of all such records to Sponsor promptly. In the event the individual named as Principal Investigator ceases to be an employee of University, University will ensure that such records remain available to Sponsor at all times during the Term of Research Project and for a reasonable period of time thereafter.

3. Reports.

3.1	The Principal Investigator shall furnish Sponsor an interim written report in the form of a slide deck that summarizes the obtained results as set forth in the Research Plan with the Deliverables described therein. The Principal Investigator shall prepare and submit, on behalf of the University, a comprehensive written final report in the form of a slide deck that summarizes the obtained results as set forth in the Research Plan to the Sponsor within sixty (60) days of conclusion of the Term of Research Project, including a description of all Project Results, Project Intellectual Property or other information obtained from the Research Project and conclusions drawn. All such reports shall be deemed University Proprietary Information subject to the confidentiality obligations of Section 7.

4. Compensation.

4.1	In consideration of University’s agreement to undertake the Research Project, Sponsor shall pay University as a fixed price a total of two million thirty three thousand five hundred seventy three dollars ($2,033,573) for the three-year Research Project described in Exhibit #1 and six hundred eighty eight thousand five hundred dollars ($688,500) for the Research Project described in Exhibit #2 (the “Budget”). For avoidance of doubt, Sponsor shall pay University a grant total of two million seven hundred twenty two thousand seventy three dollars ($2,722,073) under this Agreement. Payments for each Exhibit shall be paid on a quarterly basis, in advance, in accordance with Exhibit 1 and Exhibit 2. This obligation is independent of and is not contingent upon Sponsor’s execution of a purchase order.

4.2	RESERVED

4.3	Payments made in compensation for the Research Project shall be made payable to “Northeastern University” referencing the Principal Investigator and NU Agreement No.: 21-C-01472 and shall be sent to:

Via Mail or Courier:	Via Wire Transfer:
Northeastern University,	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

4.4	University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

5. Publicity.

5.1	Neither Party will use the name of the other Party, or any name of the other Party’s employee(s), in any publicity, advertising, or news release without the prior written approval of an authorized representative of that Party. University shall, however, acknowledge Sponsor’s support for the investigations being pursued under this Agreement. In any such statements, the relationship of the parties shall be accurately and appropriately described.

5.2	Notwithstanding Section 5.1, University and Principal Investigator acknowledge that Sponsor may be required to abide by certain laws and regulations that mandate disclosure of certain transfers of value provided to certain healthcare professionals and institutions. University and Principal Investigator agree that Sponsor may, in Sponsor’s sole discretion, disclose information about this Agreement, including any compensation paid, directly or indirectly, to University pursuant to this Agreement. University and Principal Investigator agree to supply information reasonably requested by Sponsor for these disclosure purposes.

5.3	To seek authorization to use the University name, Sponsor shall contact the University’s Office of Marketing and Communications at (617) 373-5453 and reference this Agreement.

6. Publication.

6.1	The parties recognize the need to balance the Sponsor’s corporate responsibility to protect its intellectual property and Proprietary Information with the University’s public responsibility to freely disseminate scientific findings for the advancement of knowledge. University recognizes that the public dissemination of information based upon the research performed under this Agreement shall not contain Sponsor’s Proprietary Information without its approval. Similarly, Sponsor recognizes that the University must have the right to freely publish the Project Results and subject to this Section 6 and Section 7, may present the scientific results of the Project Results at symposium, international, national or regional professional meetings or publish the scientific results in publications, presentations or abstracts.

6.2	Sponsor agrees that University, subject to review by Sponsor as per below, shall have the right to publish Project Results. University shall furnish Sponsor with copies of any proposed publication or presentation at least thirty (30) days before submission of such proposed publication or presentation, or at least ten (10) days before submission of any proposed abstracts. During that time, Sponsor shall have the right to review such proposed publication, presentation or abstract for Proprietary Information it provided to University and to assess the patentability of any invention described in the material, including any Potential Trade Secret Data. Sponsor shall provide any response to University, in writing, within the respective thirty (30) or ten (10) day review period. Sponsor shall maintain such material in confidence in accordance with Section 7. If the Sponsor decides that a patent application should be filed, the publication or presentation shall be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. If Sponsor identifies any information in good faith it believes should be protected as Potential Trade Secret Data in such proposed publication or presentation within the respective thirty (30) or ten (10) day review period, the Parties shall promptly discuss whether Potential Trade Secret Data should be removed from such proposed publication or presentation. Following receipt of Sponsor’s written request within the thirty (30) or ten (10) day review period with respect to any patentable invention, and following the Parties’ mutual agreement that information should be removed with respect to any Potential Trade Secret Data, University shall remove such Sponsor’s Proprietary Information identified by Sponsor or such Potential Trade Secret Data, as the case may be, from the proposed publication, presentation or abstract. If University does not receive a request from Sponsor within the thirty (30) or ten (10) day review period, Sponsor shall be deemed to have no objection and University shall be free to publish such material. Sponsor may not edit the publication, or limit dissemination, of the research results in any other way.

6.3	All drafts and information, including identification or description of any potentially patentable inventions, provided by University to Sponsor under this Section 6 shall be deemed University Proprietary Information, other than Potential Trade Secret Data, which shall be Proprietary Information of both Parties, subject in each case to the non-use and non-disclosure obligations of Section 7.

7. Confidentiality.

7.1	During the term of this Agreement, the parties may be disclosing Proprietary Information to each other. Said Proprietary Information shall: in the case of University be sent only to the Principal Investigator; and, in the case of Sponsor be sent only to the Sponsor’s Technical/Scientific Representative or his designees. Each Party (such Party, the “Receiving Party”) agrees to treat Proprietary Information received from the other (such Party, the “Disclosing Party”) with the same degree of care with which it treats its own Proprietary Information, but not less than reasonable care, and further agrees not to use or disclose such Proprietary Information to a third party without prior written consent from the Disclosing Party.

7.2	The foregoing obligations of non-use and non-disclosure do not apply to Proprietary Information which:

(a)	is received by the Receiving Party without restriction from a third party who was not under an obligation of confidence to University, Sponsor or a third party regarding such information;

(b)	was known to be rightfully in the possession of the Receiving Party prior to the date of disclosure of such Proprietary Information as evidenced by competent proof;

(c)	is in the public domain at the time of disclosure hereunder or subsequently enters the public domain without the fault of the Receiving Party;

(d)	has been independently developed by personnel of Receiving Party without access to such Proprietary Information, and Receiving Party can substantiate any claim of independent development by competent proof.

7.3	If disclosure of Proprietary Information is required to be disclosed pursuant to a valid subpoena, court order or other requirement of applicable law, prior to making any such disclosure the Receiving Party shall inform the Disclosing Party, and make all reasonable efforts requested by the Disclosing Party, at the Disclosing Party’s expense, to assist in seeking legal protection for such information, if the Receiving Party is legally able to do so.

7.4	The Receiving Party may provide the Disclosing Party’s Proprietary Information solely (a) in the case of University, to Project Participants who are in compliance with Section 2.6 on a need-to-know basis and solely as necessary to carry out University’s rights or obligations under this Agreement; provided, that University remains responsible for the compliance of such Project Participants with the terms of this Section 7; and (b) in the case of Sponsor, to its employees, contractors and consultants on a need-to-know basis and solely as necessary to carry out Sponsor’s rights or obligations under this Agreement; provided, that any such employees, contractors, and consultants are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement and Sponsor remains responsible for the compliance of such employees, contractors, and consultants with such obligations.

7.5	Unless otherwise agreed in writing, and except as provided below, the obligations under this section shall terminate five (5) years after expiration or termination of this Agreement. Notwithstanding the foregoing, the obligation to not disclose any Potential Trade Secret Data shall remain in effect until the Parties agree in writing to such disclosure or use or such Potential Trade Secret Data is no longer a “trade secret” under the Uniform Trade Secrets Act.

8. Intellectual Property.

8.1	The parties recognize the need to balance Sponsor’s ability to reasonably commercialize technologies, products, or processes with University’s responsibility to ensure the broadest public benefit from the results of the Research Project. University recognizes that one of the prime reasons Sponsor has entered this Research Agreement is an effort to secure, through the creation or enhancement of technologies, a market position with regard to its products or processes. At the same time, Sponsor recognizes that University has an obligation to utilize the knowledge and technology generated by University research in a manner which maximizes societal benefit and economic development and which provides for the education of graduate and undergraduate students.

8.2	Sponsor will have the non-exclusive right, on a fully-paid and royalty-free basis, to use the Project Results and Potential Trade Secret Data solely for research and development of a product or services to be commercialized solely in the field of diagnostic and therapeutic applications.

8.3	University shall own all right and title to Project Intellectual Property made solely by University’s personnel (“University Intellectual Property”) during and pursuant to performance of this Agreement. University and Sponsor shall own jointly Project Intellectual Property made jointly by University’s and Sponsor’s personnel (“Joint Intellectual Property”) during and pursuant to performance of this Agreement. Sponsor shall own all right and title to intellectual property made solely by Sponsor’s personnel (“Sponsor Intellectual Property”) during and pursuant to performance of this Agreement.

8.4	University will notify Sponsor of any Project Intellectual Property promptly after an invention disclosure is received by the University’s Center for Research Innovation (CRI). Such disclosure shall be sufficiently detailed for Sponsor to assess the patentability of the invention and Sponsor shall maintain such disclosure in confidence pursuant to the terms of Section 7. University (a) may file a patent application to University Intellectual Property and Joint Intellectual Property, at its discretion and expense, and (b) will file a patent application to University Intellectual Property and Joint Intellectual Property on Sponsor’s request and at Sponsor’s expense. Sponsor in its sole discretion shall have the sole right to file a patent application in Sponsor Intellectual Property.

8.5	Upon notice of Sponsor’s election to file a patent application under Section 8.4 University shall file such applications, using counsel of University’s choice after due consultation with Sponsor. Sponsor shall reimburse University for its out of pocket costs incurred in connection with the preparation and filing of such application.

8.6	University hereby grants Sponsor the first option to negotiate a license to University’s rights in University Intellectual Property and Joint Intellectual Property. Such license shall be royalty bearing, of limited-term, non-exclusive or upon Sponsor’s election (and to the extent the University may be free to do so), exclusive within the Sponsor’s field of commercial interest, and include a grant back to University of the right to use University Intellectual Property and Joint Intellectual Property for its internal, non-commercial academic research and educational purposes. This option may be exercised for one hundred and eighty (180) days from the receipt of the invention disclosure as described in Section 8.4 above, and shall lapse if not exercised in writing by Sponsor within such time.

(a)	If Sponsor exercises its option, Sponsor and University shall have ninety (90) days to negotiate and execute a license (a “License Agreement”). The terms and conditions of any such License Agreement will be negotiated in good faith reflecting the terms described in Section 8.8.

(b)	In the event following exercise of the option, the Parties fail to reach a mutually acceptable License Agreement within that period:

(i)	then, upon the request of either University or Sponsor, such Parties each agree, within ten (10) business days, to submit its proposed material terms, in summary form, for such License Agreement to the other Party. Within twenty (20) days of submission, the Parties will mutually agree upon an independent consultant paid for equally by both Parties to assess each Party’s submission for the purpose of choosing which Party’s terms should be incorporated into the License Agreement. The decision of the independent consultant will not be binding on either Party.

(ii)	If the process described in Section 8.6(a) or 8.6(b)(i) does not result in a License Agreement, then University shall be free to offer a license for such University Intellectual Property on terms of its own choosing to a third party, provided that, prior to entering into an agreement with a third party, University agrees to offer to Sponsor the same terms that University has offered to such third party, provided further, that University will not be required to disclose the name of such third party to Sponsor. Sponsor will have ten (10) business days to agree to such terms for a License Agreement with University.

(iii)	If the process described in Section 8.6(a) or 8.6(b)(i) above does not result in a License Agreement, then, with respect to University’s interest in any Joint Intellectual Property, the Parties will discuss entering into a separate joint invention management agreement that will (i) give Sponsor the right to lead negotiations on any such license discussions with third parties, and (ii) allocate any revenue from any such license agreement among Sponsor and University.

8.7	Sponsor understands that University must comply with the provisions of the Bayh Dole Act. Any license negotiated pursuant to Section 8.6 shall be subject to the University Patent Policy and University’s prior agreements with others and shall without limitation as to other terms provide for (a) commercially-reasonable and risk-adjusted financial terms reflecting then-current market rate terms for similar inventions at a similar stage of development as the University Intellectual Property or Joint Intellectual Property, factoring in all relevant development, commercial and scientific risk factors; (b) University to retain a non-exclusive license, with the right to grant sublicenses to other nonprofit academic institutions, for academic, teaching, research purposes only; (c) reimbursement of any unreimbursed out-of-pocket patent costs; (d) University, if and to the extent applicable to the licensed invention, to preserve the rights of the United States of America as set forth in Public Laws 96-517 and 98-620 (codified at 35 U.S.C. 200 et seq.) and for Sponsor to comply with the provisions of 35 U.S.C. 204, as amended from time to time; (e) commercially reasonable diligence obligations in the case of an exclusive license; and (f) for Sponsor to indemnify University and carry appropriate liability insurance. To the extent that the U.S. government’s approval may be deemed necessary to transfer license rights hereunder to Sponsor, Sponsor shall provide whatever reasonable assistance is required, and will reimburse University for all external costs associated therewith.

8.8	Except as applicable to Potential Trade Secret Data, copyright to copyrightable materials, including computer software, resulting from the Research Project under this Agreement shall vest in University with a royalty free, non-exclusive, non-transferable license to Sponsor for its noncommercial use. University shall grant Sponsor an option to negotiate an exclusive license to any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including a reasonable royalty, as the parties may agree in a subsequent writing.

9. Termination.

9.1	Sponsor may terminate this Agreement upon ninety (90) days prior written notice to University.

9.2	In the event that any party hereto commits any material breach of any terms or conditions of this Agreement, and also fails to reasonably remedy such breach within sixty (60) days after receipt of written notice thereof, the University or Sponsor as non-breaching Party may, at its option and in addition to any other remedies that it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party to such effect. Termination shall be effective as of the day of the receipt of such notice. In the event of a good faith dispute as to the existence or cure of any material breach of this Agreement, then the applicable cure period will be tolled until the final resolution of such good faith dispute.

9.3	Termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor’s breach of contract for failure to make payments under Section 4 shall cause Sponsor to forfeit its rights under Section 8.

9.4	Upon expiration or termination of this Agreement, none of University, Principal Investigator or Sponsor will have any further obligations under this Agreement, except that:

(a)	University and Principal Investigator will promptly deliver or disclose to Sponsor all reports that are due up to, but prior to, the date of termination;

(b)	Sponsor shall pay all reasonable costs and non-cancellable obligations incurred by University prior to the time of any termination in accordance with the Budget;

(c)	University will promptly deliver to Sponsor, or at Sponsor’s option, dispose of, any remaining Sponsor Materials;

(d)	the Receiving Party will promptly return all of the Disclosing Party’s Confidential Information received under this Agreement, including all copies thereof except for (i) one (1) copy which counsel for the Receiving Party may retain solely to monitor the Receiving Party’s surviving obligations of confidentiality and for archival purposes and (ii) information stored on back-up media for purposes of disaster recovery in the ordinary course of business that is subject to destruction in due course and residual or latent data such as data resulting from deleted files, automatically created temporary files, printer spool files, and metadata that is generally considered inaccessible without the use of specialized tools or techniques; and

(e)	Sections 2.4, 2.5, 2.6, 2.7, 3.1, 4, 5, 6, 7, 8, 11 and 12 and any other provisions of this Agreement that by their nature extend beyond termination hereof shall survive such termination.

For purposes of this Section 9.4, a “non-cancelable obligation” shall mean out-of-pocket costs for any materials and equipment University is obligated to purchase (or has purchased) and any other expenses within the Budget and cannot, using its reasonable efforts, cancel or mitigate, and salaries of Project Participants through the effective date of termination.

10. Independent Contractor.

10.1	In the performance of all services hereunder, University shall be deemed to be and shall be an independent contractor.

10.2	Neither University nor Sponsor is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

11. Indemnity, Liability, Limitation of Liability, Disclaimer of Warranties.

11.1	Sponsor shall defend, fully indemnify and hold harmless University, its trustees, officers, employees, students, agents, successors, heirs and assigns (collectively, “University Indemnitees”), against all claims arising out of Sponsor’s use, commercialization, or distribution of information, materials, products or reports which result in whole or in part from the research (including Project Results) performed pursuant to this Agreement, including without limitation claims for personal injury, property damage, and infringement of intellectual property, except, in each case, to the extent that any such claims are attributable to the gross negligence or willful misconduct of an University Indemnitee in carrying out the Research Project or to University’s breach of this Agreement.

11.2	University will indemnify, defend and hold harmless, Sponsor, its Affiliates, and their respective officers, employees and agents (collectively, the “Sponsor Indemnitees”) against any claims to the extent such claims arise out of or relate to (a) University’s (i) gross negligence or willful misconduct in the use, handling, storage or disposition of any Sponsor Materials or (ii) gross negligence or willful misconduct in carrying out the Research Project.

11.3	University shall not be responsible or liable with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other theory for any indirect, incidental, special or consequential damages including, but not limited to, loss of revenues and loss of profits.

11.4	University’s liability to Sponsor for any claim related to or arising from this Agreement or the relationship created by this Agreement shall be limited to the amount paid by Sponsor to University pursuant to Section 4.1.

11.5	University will perform the Research Project in accordance with generally accepted professional standards. EXCEPT AS PROVIDED IN SECTION 12 BELOW, THE UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF INTELLECTUAL PROPERTY.

12. Representations and Undertakings.

12.1	Representations of University and Sponsor.

(a)	University and Sponsor represent that it (i) will conduct the Research Project in accordance with all applicable laws and regulations; (ii) has the legal right, authority and power to enter this Agreement and meet the obligations set forth herein; (iii) has not been debarred, nor is it subject to a pending debarment, and will not use in any capacity for the Research Project any person who has been debarred, or is subject to any pending debarment under Section 306 of the FDCA, 21 U.S.C. § 335a, is ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or is disqualified by any government or regulatory agency from performing specific services, or is subject to a pending disqualification proceeding.

12.2	University Undertakings.

(a)	To the extent University procures data from third parties for the Research Project that was generated from human samples, it will require that such third parties have obtained proper informed consent from relevant parties in connection with the generation of data from such samples, and their use by such third party, University or others, including commercial entities for commercial purposes.

13. Notices.

Notices, invoices, and communications hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, postage prepaid, and addressed to the Party to receive such notice, invoice, or communication at the address given below or such other address as may hereafter be designated by notice to the other party in writing:

All Communications and Reports from University to Sponsor concerning the Research Project shall be sent to:

Slava Akmaev

221 Crescent St., Suite 103A

Waltham, MA 02453

Phone: […***…]

[…***…]

Notices with respect to any rights or obligations of Sponsor under this Agreement shall be sent to:

Alif Saleh, CEO

Scipher Medicine Corporation

221 Crescent St., Suite 103A

Waltham, MA 02453

Phone: […***…]

[…***…]

With a copy to:

Chief Legal Officer

Scipher Medicine Corporation

221 Crescent St., Suite 103A

Waltham, MA 02453

All Communications and Reports from Sponsor to University concerning the Research Project shall be sent to:

László Barabási

Northeastern University

Center for Complex Network Research

360 Huntington Avenue

177 Huntington Avenue, 11th Floor

Boston, MA 02115

Phone: […***…]

Email: […***…]

Notices with respect to any rights or obligations of University under this Agreement shall be sent to:

Director, Grants & Contracts

Research Enterprise Services

Northeastern University, 540-177

360 Huntington Avenue

Boston, MA 02115-5000

Phone: […***…]

Fax: […***…]

Email: […***…]

Notice given pursuant to this Section shall be effective as of the day of receipt of notice.

14. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Sponsor hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any dispute arising from or relating to this Agreement.

15. General Provisions.

15.1	Non-assignability – The rights and obligations of the parties under this Agreement shall not be transferred or assigned without the prior written permission of the other Party. Sponsor may, however, without the consent of University, transfer or assign this Agreement, in whole or in part, to an Affiliate, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of its assets or business to which this Agreement relates; provided that University receives notice of such transfer and/or assignment.

15.2	Entire Agreement – This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof other than the Exclusive Patent License Agreement, and supersedes or cancels all previous and contemporaneous negotiations, agreements, commitments and writings between the parties on the subject of this Agreement, including, but not limited to, non-disclosure agreements between Sponsor and University and/or Principal Investigator, except that the Exclusive Patent License Agreement. Should processing of this Agreement require issuance of a purchase order or other contractual document, all terms and conditions of said document are hereby deleted in their entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto.

15.3	Export Control Regulations – Sponsor agrees that it shall comply with all applicable export control regulations of the United States of America. Sponsor shall be responsible for obtaining all information regarding such regulations that is necessary for Sponsor to comply with such regulations Sponsor shall provide written notice to University if Sponsor intends to disclose any export controlled information or technology to the University. Such notice will include the proper export classification and a reference the applicable export control laws and regulations. Export controlled information shall be labeled as “export controlled” with a reference to the applicable U.S. laws and regulations. The University reserves the right, in its sole discretion, to refuse or accept such information or use it in performance of the Research Project. Sponsor shall indemnify and hold harmless the University against any claims, damages, losses or costs arising out of Sponsor’s breach of this Section. Notice required under this section shall be sent to Principal Investigator, with a copy to the University’s Office of Research Administration.

15.4	Force Majeure – No Party shall be responsible to the other for failure to perform any of the obligations imposed by this Agreement, provided such failure is occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbance, transportation difficulties, labor shortage or any other cause beyond its reasonable control.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

By an Authorized Official of Northeastern University		By an Authorized Official of Scipher Medicine Corporation

By:	/s/ Eva Pasadas	By:	/s/ Alif Saleh
Name:	Eva Pasadas	Name:	Alif Saleh
Title:	Director, Grants & Contracts	Title:	CEO
Date:	8/24/21	Date:	08/24/2021

Agreement Read and Acknowledged By:

/s/ Albert-Laszlo Barabasi
NU Principal Investigator